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                     September 29, 2023

       Sanjeev Mehra
       Chief Executive Officer and Director
       Periphas Capital Partnering Corp
       667 Madison Avenue, 15th Floor
       New York, NY 10065

                                                        Re: Periphas Capital
Partnering Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 22,
2022
                                                            File No. 001-39784

       Dear Sanjeev Mehra:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction